CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Coleman Cable, Inc. of our report dated February 28, 2007 except for Note 13 for which the date is March 11, 2007 relating to the financial statements of Copperfield, LLC, which appears in the Current Report on Form 8-K of Coleman Cable, Inc. dated April 2, 2007.
PricewaterhouseCoopers LLP
Minneapolis, MN
October 2, 2007